EXHIBIT 99.1

Press Release	[i2 Logo]

i2 Announces 2003 First Quarter Results and Preliminary Results for the Second Quarter

DALLAS—July 21, 2003—i2 Technologies, Inc. (OTC: ITWO) today announced its results for the quarter ended March 31, 2003 and preliminary results for the second quarter ended June 30, 2003. These announcements were made in conjunction with the Company’s filing of its 2002 Annual Report on Form 10-K. All comparables presented in this release are based upon i2’s restated consolidated financial statements.

First Quarter 2003 Results

The Company reported GAAP earnings of $0.09 per share for the first quarter of 2003, compared to earnings of $0.03 per share in the fourth quarter of 2002 and a loss of ($0.03) per share in the first quarter of 2002. This includes the impact of recognition of restated deferred revenue.

i2 reported total revenues of $158 million in the first quarter of 2003, compared to $169 million in the fourth quarter of 2002 and $203 million in the first quarter of 2002. Total revenues included $66 million in contract revenue consisting of $57 million in revenue deferred from earlier periods as a result of the Company’s recent restatement and $9 million in revenue attributable to development services projects.

Software license revenues totaled $19 million for the first quarter of 2003 as compared to $22 million in the fourth quarter of 2002 and $26 million in the first quarter 2002.

Total costs and operating expenses for the first quarter were $110 million, including approximately $4 million of audit and legal fees related to the company’s re-audits and investigations. Operating income for the quarter totaled $48 million.

License deals were spread across all regions and all major industry sectors, with high tech and consumer goods and retail (CG&R) continuing to be leading industries for i2.

Preliminary Estimated Second Quarter 2003 Results

i2 expects to report GAAP preliminary estimated earnings of between a loss of ($0.02) per share and breakeven for the second quarter of 2003, compared to earnings of $0.09 per share in the first quarter of 2003 and a loss of ($2.18) per share in the second quarter of 2002. This includes the impact of recognition of restated deferred revenue.

i2 expects to report preliminary estimated total revenues of between $114 million and $122 million for the second quarter of 2003, compared to $158 million in the first quarter of 2003 and $162 million in the second quarter of 2002.

Total revenues for the second quarter of 2003 are estimated to include between $25 million and $30 million in contract revenue, which consists of revenue deferred from earlier periods as a result of the Company’s recent restatement and revenue attributable to development services projects. The Company expects contract revenue derived from revenue deferred from earlier periods to decline.

Preliminary software license revenue is expected to be between $14 million and $17 million for the second quarter as compared to $19 million in the first quarter of 2003 and $19 million in the second quarter 2002.

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i2 Announces 2003 First Quarter Results and Preliminary Results for the Second Quarter

Preliminary estimated total costs and operating expenses for the second quarter are expected to be between $117 million and $122 million, including approximately $9 million of audit and legal fees related to the company’s re-audits and investigations.

As previously disclosed, i2 ended the first quarter with $441 million in cash and investments. This cash balance was unaffected by the restatement of results from prior years. Subsequently, in the second quarter, the Company prepaid its $60.9 million senior convertible note for $59.2 million, representing a 5.5 percent discount to principal and interest accrued. This note was due in September 2003. In addition, i2 settled a lease obligation for a facility no longer in use for $7.6 million in cash and a non-negotiable promissory note of $6.8 million. The Company ended the second quarter with approximately $355 million in cash and investments.

The company intends to file its Form 10-Q for the first quarter in August 2003.

First Half 2003 Recap

i2 achieved over 85 go-lives over the past two quarters. The company sold into the consumer goods and retail, automotive and industrial, high technology and process industries. However, the Company experienced challenging conditions, in part resulting from the re-audits.

“Customers have continued to show support for i2 and interest in our next generation closed-loop supply chain management solutions and services in the past two quarters,” said Sanjiv Sidhu, i2 Chairman and CEO. “For 15 years, we have been providing leading supply chain management solutions to businesses around the world. With the re-audits behind us, we look forward to building on that heritage and helping customers solve their most difficult business problems.”

Additional details can be found on the company’s Web site at www.i2.com/investors.

Earnings Call Information

Company management will host a conference call on July 22, with analysts and investors to discuss both these results and the results of the Company’s re-audits and 2002 Annual Report on Form 10-K, which was filed today with the SEC. The call is scheduled at 8:00 a.m. CDT and will be open to the public via the company’s Web site at http://www.i2.com/investor.

A conference call replay will be available following the conference call for approximately 24 hours. To access the replay, dial (800) 475-6701 and enter passcode 692243. The replay will also be available via the Company’s website at http://www.i2.com/investor.

About i2

A leading provider of next generation closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2 has more than 1,000 customers worldwide—many of which are market leaders—including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

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i2 Announces 2003 First Quarter Results and Preliminary Results for the Second Quarter

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding our preliminary second quarter 2003 financial results and customer interest in our products. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from these expectations. Factors that could cause actual results to differ could include: adjustments to our preliminary second quarter 2003 financial results; competition; continued reduction in the pace of IT spending; general economic conditions; and the failure of our customers to successfully implement our solutions or to achieve benefits attributable to our products. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Form 10-K filed July 21, 2003. i2 assumes no obligation to update the forward-looking information contained in this news release.

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
	(unaudited)	(unaudited)
Revenues:
Software licenses	$19,149	$26,464
Contract	65,882	94,914
Services	38,573	42,875
Maintenance	34,345	38,277

Total revenues	157,949	202,530

Costs and expenses:
Cost of revenues:
Software licenses	283	4,330
Contract	13,418	35,599
Amortization of acquired technology	145	6,631
Services and maintenance	36,774	38,345
Sales and marketing	28,450	62,873
Research and development	15,976	54,917
General and administrative	14,379	18,054
Amortization of intangibles	423	3,616
Restructuring charges and adjustments	253	130

Total costs and operating expenses	110,101	224,495

Operating income (loss)	47,848	(21,965)
Non-operating income (expense), net:
Interest income	1,650	4,590
Interest expense	(5,767)	(5,826)
Realized gains (losses) on investments, net	—	5,532
Foreign currency hedge and transaction gains (losses), net	(409)	(393)
Other income (expense), net	(492)	(456)

Total non-operating income (expense), net	(5,018)	3,447

Income (loss) before income taxes	42,830	(18,518)
Provision (benefit) for income taxes	1,498	(6,274)

Net income (loss)	$41,332	$(12,244)

Earnings (Loss) per common share:
Basic	$0.10	$(0.03)

Diluted	$0.09	$(0.03)

Weighted-average common shares outstanding:
Basic	432,850	424,916
Diluted	477,524	424,916

i2 Announces 2003 First Quarter Results and Preliminary Results for the Second Quarter

i2 TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$391,442	$402,177
Restricted cash	12,086	12,052
Short-term investments, at fair value	10,000	10,000
Accounts receivable, net	38,865	45,764
Deferred contract costs	11,251	14,332
Other current assets	34,802	32,721

Total current assets	498,446	517,046

Long-term investments, at fair value	28,137	33,016
Premises and equipment, net	44,236	59,814
Intangible assets, net	6,288	7,223
Goodwill	15,854	15,854
Other assets	271	270

Total assets	$593,232	$633,223

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$23,757	$24,176
Accrued liabilities	107,204	137,931
Accrued compensation and related expenses	29,095	40,663
Deferred tax liabilities	2,290	2,246
Current portion of long-term debt	60,930	60,930
Deferred revenue	279,886	319,292

Total current liabilities	503,162	585,238

Non-current deferred tax liabilities	35	10
Long-term debt	350,000	350,000

Total liabilities	853,197	935,248

Commitments and contingencies

Stockholders’ equity deficit:
Preferred stock, $0.001 par value, 5,000 shares authorized, none issued	—	—
Series A junior participating preferred stock, $0.001 par value, 2,000 shares authorized, none issued	—	—
Common stock, $0.00025 par value, 2,000,000 shares authorized, 432,850 and 432,853 shares issued and outstanding	108	108
Additional paid-in capital	10,383,209	10,383,304
Deferred compensation	(7,654)	(8,120)
Accumulated other comprehensive income (loss)	(2,244)	(2,601)
Accumulated deficit	(10,633,384)	(10,674,716)

Net stockholders' deficit	(259,965)	(302,025)

Total liabilities and stockholders' deficit	$593,232	$633,223

For further information, please contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Barry Sievert

i2 Investor Relations

469-357-1000

investor@i2.com